   Free Writing Prospectus dated March 5, 2021 Filed pursuant to Rule 433Relating to the Preliminary Prospectus March 5, 2021Registration Statement No. 333-253257                    PIONEERING MEAT 2 . 0  MARCH 2021  © 2021 ALL RIGHTS RESERVED

MeaTech

2

DISCLAIMERS

This presentation and oral statements made regarding the subject of this presentation contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Such statements include, without limitation, references to the MeaTech 3D Ltd.'s (the "Company's") predictions or expectations of future business or financial performance and its goals and objectives for future operations, financial and business trends, performances, strategies or expectations. In some cases, you can identify forward-looking statements by the words "may," "might," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "potential," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements may not materialize, in whole or in part, or may materialize differently than expected, or may be affected by factors that cannot be assessed in advance. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise indicated, the forward-looking statements contained in this presentation speak only as of the date of this presentation and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This presentation includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this presentation, including such statistical, market and industry data, we have not independently verifiedany of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this presentation is generally reliable and is based on reasonable assumptions, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors that could cause results to differ materially from those expressed in the estimates made by third parties and by us.

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus.

We have filed a registration statement on Form F-1 (File No. 333-253257), including a preliminary prospectus, dated March 5, 2021 (the "Preliminary Prospectus") with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read that registration statement, the Preliminary Prospectus and the final prospectus (when available) for more complete information about the Company and this offering. You may retrieve copies of these documents for free on the SEC's website at https://www.sec.gov. Alternatively, copies of the Preliminary Prospectus and the final prospectus, when available, may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by phone at (646) 975-6996 or by email at placements@hcwco.com.

© 2021 ALL RIGHTS RESERVED

MeaTech

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CONVENTIONAL - MEAT 1.0

RESOURCE-INTENSIVE INPUTS AND COSTLY ENVIRONMENTAL OUTPUTS

INPUTS

LAND & FEED

33% of croplands dedicated for animal feed. Concerns regarding anti-biotic and hormone use.

WATER RESOURCES

8% of global freshwater supply dedicated to raising livestock.



LIVESTOCK

OUTPUTS

EMISSIONS

18% of atmospheric greenhouse gases, in addition to effluent and runoff.

MEAT PRODUCTS

In 2018, approximately 72 billion animals were slaughtered.

Source: Food and Agriculture Organization of the United Nations ; Our World in Data

© 2021 ALL RIGHTS RESERVED

MeaTech
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CELLULAR AGRICULTURE - MEAT 2.0

RADICALLY MORE SUSTAINABLE: SLAUGHTER-FREE AND REDUCED EMISSIONS

INPUTS

STEM CELLS & CELL MEDIA

Efficient use of cell media.

CLEAN ENERGY



BIOREACTORS

OUTPUTS

MUSCLE CELLS

Stem cells are differentiated into muscle cells.

FAT CELLS

Stem cells are differentiated into fat cells.

© 2021 ALL RIGHTS RESERVED

 5                    MEAT 2 . 0POTENTIAL ADVANTAGES FOR THE MEAT INDUSTRY  SUSTAINABILITY: Cleaner, more recyclable inputs and lower emissions.  SUPPLY CHAIN: Shortened and simplified by producing anywhere.FOOD SAFETY & SECURITY: Clean production environment, local exponential agriculture.  2 . 0 PRODUCTS : New ingredients and product categories including potentially healthier products.  The above illustration depicts our current expectations for the development of our technologies and processes.      © 2021 ALL RIGHTS RESERVED

 6                        CURRENT MEAT ALTERNATIVES LANDSCAPE  DEMAND SUPPORTED BY STRONG CONSUMER SUPPORT  EMERGING                                         TECHNOLOGY ADVANCEMENT   ORGANOLEPTIC PROPERTIES   LEGEND   Plant Based   Cultured Meat +    Hybrid Meat + +                                          TO DA Y  NASCENT       3D Printed Cultured Meat + +                  3d bioprinter       NASCENT     © 2021 ALL RIGHTS RESERVED

   7                      CULTURED MEAT FORECAST  THE FASTEST GROWING ALTERNATIVE PROTEIN SEGMENT COMPARED TO CONVENTIONAL AND PLANT-BASED MEAT  P L ANT BASED   C ON V ENTIONAL MEAT  C U LT URED MEAT  Source: A.T. Kearney analysis                                    in billions $US  +3%     © 2021 ALL RIGHTS RESERVED

 8                      MEATECH’SCHNOLOGY  MEATECH’S PLANNED B2B PROCESS    © 2021 ALL RIGHTS RESERVED

 9                      FACTORY OF THE FUTURE A VISION OF A MULTI-SPECIES, MULTI-PRODUCT, HIGH-VOLUME CULTURED MEAT PRODUCTION PLANT   The above illustration depicts our current expectations for the development of our technologies and processes.    © 2021 ALL RIGHTS RESERVED

MeaTech

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MEATECH'S CORE R&D

SCALING UP CELL-BASED PROCESS

PLANNED BIOREACTOR SYSTEMS & PROCESSES

Multi-species biomass production technologies:

- Fat
- Muscle





DEVELOPING HIGH THROUGHPUT 3D TISSUE ENGINEERING

PLANNED TISSUE PRINTING & INCUBATION

- Scaffold materials
- Bio-ink formulations
- Software development

Note: These images are computer generated and represent future expectations.

© 2021 ALL RIGHTS RESERVED

MeaTech
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MEATECH'S CELL-BASED PROCESS VISION

PRODUCING CULTURED FAT AND MUSCLE CELLS


FAT
MUSCLE

CELL COLLECTION

Cell lines are developed to reliably express particular characteristics.

GROWING CELLS

Stem cells are transferred to bioreactors for exponential growth under ideal conditions.

DIFFERENTIATING CELLS

Upon reaching sufficient cell quantities, stem cells are differentiated into fat and muscle cells.

GROUND PRODUCTS

Unstructured cell-based products (beef or chicken): fat, ground, hybrid or formed.

© 2021 ALL RIGHTS RESERVED

 12                        MEATECH'S CULTURED STEAK VISION   BIO-INKS  3D BIOPRINTING  INCUBATION  STRUCTURED MEAT  Bio-inks formulated from our cell lines and unique scaffolding materials are loaded into our 3D bioprinter.  Bio-inks are accurately printed to assemble cells as they would be found in a conventional cut of muscle.  Printed product is incubated to mature and form tissue.  Produced in fraction of time required to achieve same cut via conventional means.  A FLEXIBLE MANUFACTURING PROCESS FOR 3D PRINTED TISSUE     © 2021 ALL RIGHTS RESERVED

MeaTech
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TARGETING ALL CULTURED MEAT CATEGORIES

COMPETITIVE LANDSCAPE


ORGANOLEPTIC PROPERTIES
TECHNOLOGY ADVANCEMENT
Nestle
Morning Star
Beyond Meat
Impossible Foods
Kellogg's
MeaTech
Cubiq Foods
Peace Of Meat
Eat Just Inc.
FutureMeat
SuperMeat
MeaTech
Mosa Meat
Memphis Meats
Aleph Farms
MeaTech
Plant Based
Hybrid Meat
Cultured Meat
3D Printed Cultured Meat
LEGEND
Cultured fat
Cultured muscle
Plant based
3d bioprinter
Competitors

© 2021 ALL RIGHTS RESERVED

 14                      GROWTH  STRATEGY  G R O W T H S T R AT E G Y    © 2021 ALL RIGHTS RESERVED

MeaTech
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USE OF FUNDS: UPSCALING PATHWAY

WE ANTICIPATE SCALING OUR TECHNOLOGY FROM THE LAB TO AN INDUSTRIAL PROCESS FOR LARGE-SCALE PRODUCTION OF MEAT 2.0 PRODUCTS

Key criteria are:

- Capabilities of the cell line being used.
- Formulation of the cell-culturing media and reduction in costs.
- Management of the bioreactor hardware.

In 2020, MeaTech employed lab-scale bioreactors to produce muscle and fat cells to print a uniform thin, slaughter free meat tissue.


Manufacturing plant
Pilot plant
Lab scale

© 2021 ALL RIGHTS RESERVED

MeaTech
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MEATECH GROUP

TARGETING A BROAD RANGE OF CELL TYPES AND CULTURED PRODUCTS THROUGH R&D AND ACQUISITIONS

	MEATECH GROUP COMPANY	SPECIES TYPE	CURRENT STRATEGY FOR THE FACTORY OF THE FUTURE					
MAMMALIAN	MeaTech™		FAT CELLS	MUSCLE CELLS	HYBRID PRODUCTS	GROUND MEAT	PROCESSED MEAT	STRUCTURED 3D PRINTED
AVIAN	Peace of Meat A MeaTech company *acquired Feb 2020		FAT CELLS	MUSCLE CELLS	HYBRID PRODUCTS	GROUND MEAT	PROCESSED MEAT	STRUCTURED 3D PRINTED
AQUACULTURE	Exploring potential avenues for expansion	 *Under consideration						

Other Species: Lamb, Pork
Ecosystem technologies: Growth Factor Development & Growth Factor Production

© 2021 ALL RIGHTS RESERVED

 17                        MEATECH'S ACQUISITION: INTRODUCING PEACE OF MEAT  A preeminent cultured avian technology company POM is a B2B company developing cultured fat as a tasty and texturing ingredient.POM is focused on improving the taste, texture and nutritional value of plant-based and cell-based proteins. We believe adding 10-25% of POM cultured fat and cultured meat to a plant-based protein designed to result in meatier flavors and mouthfeel.POM cultured fat is designed to be antibiotic free and provide enhanced fatty acid profiles and personalized nutritional profiles.  Peace of Meat's public tasting of hybrid products.    © 2021 ALL RIGHTS RESERVED

MeaTech
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B2B ANTICIPATED BUSINESS MODEL

MEATECH OFFERING			REVENUE STREAMS		SUPPORT SERVICE REVENUES	
CELL PRODUCTION	TISSUE ENGINEERING	>	LICENSED PRODUCTION FACILITIES	+	FOOD TECHNOLOGY SERVICES & RAW MATERIALS	ENGINEERING BUILD & SERVICE

© 2021 ALL RIGHTS RESERVED

 19                      AABB OOU T UU ST US    © 2021 ALL RIGHTS RESERVED

MeaTech
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OUR LEADERSHIP



SHARON FIMA
CEO & CO-FOUNDER

Sharon is an entrepreneur with over 20 years of experience in the printing industry. Sharon was a co-founder and the CTO of Nano Dimension (NNDM) and spearheaded the development of a complete desk-top 3D printing system for multilayer PCBs. Prior to NNDM, Sharon was the R&D Integration manager at XJet and an R&D team leader at HP Indigo.



OMRI SCHANIN
COO & CO-FOUNDER

Omri, a co-Founder of MeaTech and COO focused on supporting cross-functional teams to see R&D achieve commercialization. Omri has a successful history of entrepreneurship in a variety of high-tech sectors including medical devices and medication. Omri served as Deputy Naval Commander of a missile ship in the IDF.



GUY HEFER
CFO

Guy has broad international business experience with a successful track record of transaction generation and execution. Prior to joining MeaTech Guy was the CFO of a tech-focused holding company. Prior to that Guy was an investment banker for Leumi bank in Israel and Barclays investment Banking Division in Israel and in the UK. Guy holds a BA in Accounting & Economics from Tel Aviv University.



SIMON FRIED
HEAD OF BUSINESS

Simon is a seasoned international executive with experience covering tech, retail, FMCG, finance and strategy consulting. Co-founder, CBO and US President of Nano Dimension Simon is a serial entrpreneur having co-founded a whisky distillery and boutique behavioral economics consulting firm. He holds an MBA from SDA Bocconi and an M.Sc from Oxford University.

© 2021 ALL RIGHTS RESERVED

MeaTech

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PEACE OF MEAT - TEAM



DIRK VON HEINRICHSHORST
CO-FOUNDER & CEO

Dirk is a co-founder and CEO of Peace of Meat, the first cultured meat company in Belgium and the driving force behind building Peace of Meat's vision of industrial scale biomass production facilities. Constantly driven by technological innovations, Dirk has 20 years of experience as an IT engineer, blockchain expert and coder.



DAVID BRANDES
CO-FOUNDER & MANAGING DIRECTOR

Before co-founding POM, David amassed a decade of experience in consumer and food systems with Procter & Gamble, McKinsey & Company, and Migros. David focuses on generating business opportunities whilst reducing human environmental impact, starting with the highest impact opportunity - our food system.



DR. PAUL MOZDZIAK
CSO

Dr. Paul Mozdziak serves as Physiology Professor at North Carolina State University. His work focuses on cellular and molecular mechanisms of cell growth. Internationally recognized as an expert in cell culture technology, Paul authored more than 100 peer-reviewed publications, has almost 30 years' experience culturing vertebrate cells..

© 2021 ALL RIGHTS RESERVED

MeaTech

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OUR ADVISORS



STEVEN H. LAVIN
CHAIRMAN

Mr. Lavin serves as Vice Chairman of OSI Group, LLC, a global supplier of value-added food and meat products. Mr. Lavin is the President of Lavin & Gedville, a boutique law firm.



AMB. DANNY AYALON
DIRECTOR

Former Israeli Ambassador to the United States and Deputy Minister of Foreign Affairs, Member of Knesset and advisor to three prime ministers. Co-founder and Chairman of Silver Road Capital Ltd.



PROF. SHLOMO MAGDASSI
CHEMISTRY

Prof. Shlomo Magdassi is a Professor of Chemistry at the Hebrew University of Jerusalem. His research focuses on colloid science, particularly on the formation, formulation, and application of novel micro and nanoparticles.



PROF. TAL DVIR
BIOLOGY

Prof. Dvir obtained his degrees in Biotechnology Engineering from Ben-Gurion University. Prof. Dvir continued his postdoctoral studies in the laboratory of Prof. Robert Langer at MIT. Prof. Dvir established the Laboratory for Tissue Engineering and Regenerative Medicine at Tel Aviv University.

© 2021 ALL RIGHTS RESERVED

MeaTech

23

A YEAR OF TRIUMPH

MEATECH'S ACHIEVEMENTS OVER THE LAST TWELVE MONTHS

BIOLOGY

Successful differentiation of stem cells to fat cells.

Successful development of lower cost growth medium.

Successful differentiation of stem cells to muscle cells.

Growth of chicken cells in suspension.

PRINTING

First printing of a uniform thin, slaughter free meat tissue.

Bioprinting cultured beef fat structure.

BUSINESS

MeaTech acquired cultured fat pioneer 'Peace of Meat'.

© 2021 ALL RIGHTS RESERVED

The below illustration depicts our current expectations for the development of our technologies and processes.



24

SUMMARY

- A large rapidly growing alternative protein market
- World class R&D team and scientific advisors
- Emerging technology leader in cultured fat production & 3D bioprinting of meat
- A planned B2B business model targeting rapid commercialization

MeaTech

© 2021 ALL RIGHTS RESERVED

25    THANK YOU!                          No Animals Were Harmedin the Making of This Slide deck      © 2021 ALL RIGHTS RESERVED

 26                      IMPACT OF SUSTAINABILITY  WATER USE CO2 EMISSIONS LAND USE              16,000 LITERS 14 KG 160 M2  CONVENTIONALMEAT (1KG)      2,500 LITERS 3 KG 1.6 M2  CULTUREDMEAT (1KG)  Source: CB Insights, Water Footprint Network, Business Insider, Forbes, Expert Interviews.  CONVENTIONAL FARMING COMPARED TO CULTURED MEAT PRODUCTION     © 2021 ALL RIGHTS RESERVED

                       27      MEATECH'S INTELLECTUAL PROPERTY  PATENT APPLICATIONS SUBMITTED BUT NOT YET GRANTED:                           Cultured Edible Meat Fabrication Using Bioprinting  © 2021 ALL RIGHTS RESERVED  Harvesting Bovine Embryonic Inner Cell Mass  Physical Manipulation of Cultured Tissue  Bioprinter Print Head  Growth Support For Cell Culture  Bovine Umbilical Cord Stem Cells As Feeder Layer